Exhibit 10.3

AMENDMENT to

LETTER AGREEMENT

THIS AMENDMENT No. 1 (this “Amendment”), to the Letter Agreement dated December 17, 2021 (the “Agreement”), by and between Bone Biologics Corporation, a Delaware Corporation (the “Company”), and Deina H. Walsh (the “Executive”) is effective as of March 11, 2024. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

WITNESSETH:

WHEREAS, the Company and the Executive have entered into the Agreement; and

WHEREAS, the Compensation Committee has determined it is advisable to amend the Agreement to provide the Executive a bonus upon the completion of certain transactions;

NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

1.	Section 3 of the Agreement is hereby removed in its entirety and replaced by the following:

“3.	Incentive Compensation.

a) Annual Bonus. Commencing with calendar year 2022, while you are employed by the Company during the Term, the Company shall provide you with the opportunity to receive a yearly bonus (comprised of cash and stock options) with the cash component targeted at 25% of your Base Salary based on reasonably achievable key performance indicators (“KPIs”) established by you, the CEO, and the Board after consultation. The KPIs shall be established by you, the CEO, and the Board within thirty days after the start of each fiscal year during the Term. The Board will review the Company’s performance and your individual performance against the KPIs and will determine the amount, if any, of your bonus after the end of each fiscal year, subject to your continued employment. Any Annual Bonus awarded under this Section as a result of the Board’s determination shall be payable by no later than March 15 of the year following the applicable fiscal year for which the bonus is awarded.

b) Transaction Bonus. In the event that the Company is acquired in a transaction, you shall be eligible for a transaction bonus (the “M&A Bonus”) according to the following schedule:

Acquisition Price	M&A Bonus Calculation
$60,000,000-$199,999,999	0.5% of Acquisition Price
$200,000,000 or greater	1% of Acquisition Price

For purposes of the calculation of your M&A Bonus, if any, the “Acquisition Price” shall mean the total amount of money (all-in cost) to be paid by an acquirer of the Company. In the event that you are entitled to an M&A Bonus of either 1% of the Acquisition Price, and the amount of your M&A Bonus, combined with the reasonable banker fees borne by the Company in the underlying transaction, equate to 7% or more of the Acquisition Price, then your M&A Bonus shall be reduced to the amount equal to 0.5% of the Acquisition Price. The M&A Bonus, if any, shall be paid within thirty (30) days of the closing of the acquisition transaction, and no later than March 15 of the year following the year in which the M&A Bonus is earned or accrued.”

2.	This Amendment may be executed and delivered (including by electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first written above.

Bone Biologics Corporation

By:
Name:	Jeffry Frelick
Title:	Chief Executive Officer

AGREED AND ACCEPTED:

By:
Deina H. Walsh